                                                          EXHIBIT (2)(b)/(10)(b)
                                                   CONFORMED COPY FILED WITH SEC


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Plan of Merger") is entered into as of the 13th day of May, 1996 by and among Professionals Insurance Company Management Group, a Michigan business corporation ("Holding Company"), PICOM Interim Insurance Company, a Michigan stock insurance corporation and wholly-owned subsidiary of Holding Company ("INSCO"), and PICOM Insurance Company, a Michigan stock insurance corporation ("PICOM").


                              W I T N E S S E T H

         WHEREAS, the parties hereto have previously entered into a Reorganization Agreement of even date herewith (the "Reorganization Agreement"); and

         WHEREAS, the Reorganization Agreement provides for a merger of INSCO with and into PICOM (the "Merger"), with the result that PICOM will become a wholly owned subsidiary of Holding Company and PICOM stockholders will exchange their shares of common stock of PICOM for shares of common stock of Holding Company; and

         WHEREAS, the parties hereto are entering into this Plan of Merger to set forth the terms and conditions of the Merger; and

         WHEREAS, PICOM has authorized capital stock consisting solely of 10,000,000 shares of common stock, $1.00 par value per share ("PICOM Common Stock"), and has issued 3,238,959 shares; and

         WHEREAS, of the 3,238,959 issued shares of PICOM Common Stock, 50,814 shares are owned by PICOM as treasury stock and 3,188,145 shares are issued and outstanding and entitled to vote; and

         WHEREAS, INSCO has an authorized capital stock consisting solely of 1,000,000 shares of common stock, $1.00 par value per share ("INSCO Common Stock"), of which 1,000,000 shares are issued and outstanding as of the date of this Plan of Merger and entitled to vote, and all of which are owned by Holding Company; and

         WHEREAS, the respective Boards of Directors of Holding Company, INSCO and PICOM have determined that it is in the best interests of Holding Company, INSCO, PICOM and their respective stockholders for INSCO to be merged with and into PICOM upon the terms and subject to the conditions set forth in this Plan of Merger and the Reorganization Agreement and in accordance with the Michigan Insurance Code of 1956, as amended (the "Insurance Code"); and

         WHEREAS, the respective Boards of Directors of Holding Company, INSCO and PICOM have adopted resolutions approving this Plan of Merger and the Merger and the Board of Directors of PICOM has resolved to recommend approval of this Plan of Merger, the Reorganization Agreement and the Merger, to PICOM's stockholders; and

         WHEREAS, PICOM has agreed to duly call and hold a meeting of its stockholders to vote upon the approval and adoption of this Plan of Merger, the Reorganization Agreement and the Merger.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

        1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Michigan Business Corporation Act, as amended, the Insurance Code, this Plan of Merger, the Reorganization Agreement, and any Order of Acquisition Exemption and Preliminary Approval of Merger (a "Preliminary Order") or any Order of Acquisition Exemption and Final Approval of Merger (a "Final Order," and together with any Preliminary Order, the "Orders") issued by the Commissioner of Insurance of the State of Michigan (the "Insurance Commissioner") pursuant to the Insurance Code, the Merger shall become effective (the "Effective Time") not later than 11:59 p.m. Eastern Time on the third business day following the "Closing Date" (defined herein as in the Reorganization Agreement).

        1.2      EFFECTS OF THE MERGER.

                 (a)      At the Effective Time,

                          (i)   the separate existence of INSCO shall cease and
it shall be merged with and into PICOM, which shall be the Surviving Corporation (as defined in Section 1.2(b) below) of the Merger;

                         (ii)   the Articles of Incorporation of PICOM, as in
effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and the Insurance Code;

                        (iii) the Bylaws of PICOM, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the Insurance Code; and

                         (iv)   the officers and directors of the Surviving
Corporation shall be those persons who are the officers and directors of PICOM immediately prior to the Effective Time,





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and such persons shall serve as the officers and directors of the Surviving
Corporation until their respective successors shall have been duly appointed or elected or until earlier death, resignation or removal.

                 (b) As used in this Plan of Merger, the term "Surviving Corporation" shall mean PICOM.

                 (c) At and after the Effective Time, the Merger will have the effects set forth in this Plan of Merger and the Reorganization Agreement and in the Insurance Code.


                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

        2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of PICOM Common Stock or the holder of any shares of INSCO Common Stock:

                 (a) CANCELLATION OF TREASURY STOCK. All shares of PICOM Common Stock that are owned by PICOM as treasury stock shall be canceled and retired and shall cease to exist and no stock of Holding Company or other consideration shall be delivered in exchange therefor. As used in this Plan of Merger, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                 (b)      CONVERSION OF PICOM COMMON STOCK.

                          (i)   Subject to Section 2.2(e) below, each issued
and outstanding share of PICOM Common Stock (other than shares to be canceled and retired in accordance with Section 2.1(a) above) shall be converted into one share of Holding Company Common Stock.

                         (ii)   All such shares of PICOM Common Stock shall no
longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares shall thereafter represent (x) the whole number of shares of Holding Company Common Stock, and (y) the right to receive cash in lieu of fractional shares into which such PICOM Common Stock has been converted pursuant to this Section 2.1(b). Certificates previously representing shares of PICOM Common Stock shall be exchanged for certificates representing whole shares of Holding Company Common Stock and cash in lieu of fractional shares issued in consideration therefor





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upon the surrender of such Certificates in accordance with Section 2.2 below without any interest thereon.

                 (c) CONVERSION OF INSCO STOCK. Each of the issued and outstanding shares of INSCO Common Stock shall be converted into 3.188145 duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation ("Surviving Corporation Stock"). Each outstanding stock certificate which prior to the Effective Time represented shares of INSCO Common Stock automatically and for all purposes shall be deemed to represent the number of shares of Surviving Corporation Stock into which the shares of INSCO Common Stock represented by such certificate have been converted pursuant to this Section 2.1(c).

        2.2      EXCHANGE OF CERTIFICATES.

                 (a) EXCHANGE AGENT. As of the Effective Time, INSCO shall deposit, or shall cause to be deposited, with Mellon Securities Transfer Services, or such other bank or trust company or exchange agent as is acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of PICOM Common Stock, for exchange in accordance with this
Article II, (i) certificates representing the shares of Holding Company Common Stock, and the cash in lieu of fractional shares (such cash and certificates for shares of Holding Company Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.1 above and paid pursuant to this Section 2.2 in exchange for outstanding shares of PICOM Common Stock.

                 (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Holding Company shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Holding Company and PICOM may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Holding Company Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of Holding Company Common Stock, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Certificates. Except as otherwise provided in the next sentence, no transfer taxes shall be payable by any holder of a Certificate in respect of the issuance of certificates representing the Holding Company Common Stock pursuant to this Plan of Merger. In the event of a transfer of ownership of PICOM Common Stock which is not registered in the transfer records of PICOM, certificates representing the proper number of shares of Holding Company Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such





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PICOM Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. Whenever a dividend or other distribution is declared by Holding Company on the Holding Company Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all whole shares of Holding Company Common Stock issuable pursuant to this Plan of Merger, provided that no dividends or other distributions declared or made with respect to the Holding Company Common Stock with a record date that is six months or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holding Company Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article
II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Holding Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holding Company Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holding Company Common Stock. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Holding Company stockholders the number of whole shares of Holding Company Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

                 (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of PICOM of the shares of PICOM Common Stock which were outstanding immediately prior the Effective Time. If after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of Holding Company Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of PICOM for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Holding Company has received a written agreement from such person as provided in Section 4.7 of the Reorganization Agreement.

                 (e) FRACTIONAL SHARES. No fractional shares of Holding Company Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Holding Company Common Stock pursuant to Section 2.1(b) above, cash adjustments will be paid to holders in respect of any fractional share of Holding Company Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of PICOM Common Stock. The "Average Price" of a share of PICOM Common Stock shall be the average of the high and low bid prices for such shares as reported on the Nasdaq National Market (as reported by The Wall Street Journal





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or, if not reported thereby, by another authoritative source) over the ten (10)
business days immediately preceding the day of the Effective Time.

                 (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Holding Company Common Stock) that remains unclaimed by the stockholders of PICOM for nine months after the Effective Time shall be paid to Holding Company. Any stockholders of PICOM who have not theretofore complied with this
Article II shall thereafter look only to Holding Company for payment of their shares of Holding Company Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on the Holding Company Common Stock deliverable in respect of each share of PICOM Common Stock such stockholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of Holding Company, INSCO, PICOM, the Exchange Agent or any other person or entity shall be liable to any former holder of shares of PICOM Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (g) LOST CERTIFICATE(S). In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such person of a bond in such amount as Holding Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Holding Company Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Plan of Merger.


                                  ARTICLE III

                          TERMINATION AND ABANDONMENT

         3.1 TERMINATION. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Plan of Merger, the Reorganization Agreement and the Merger by the stockholders of PICOM, as provided in Section 8.1 of the Reorganization Agreement.

         3.2 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger as provided in Section 3.1, this Plan of Merger shall forthwith become void and have no effect except with respect to this Section 3.2 and Sections 4.2 and 4.3 and (ii) each party shall be relieved and released from any and all liabilities or damages arising out of, or incidental or consequential to, the breach by such party of any provision of this Plan of Merger.

         3.3 AMENDMENT. This Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after approval of this Plan of Merger, the Reorganization Agreement and the Merger by the stockholders of PICOM; provided, however, that no amendment shall be made which by law





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requires further approval by the Insurance Commissioner or the "Illinois
Insurance Director" (defined herein as in the Reorganization Agreement) without such further approval and, provided, further, that after any such approval by the stockholders of PICOM, no amendment shall be made which by law requires further approval by the stockholders of PICOM without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         3.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IV

                                 MISCELLANEOUS

         4.1 COUNTERPARTS. This Plan of Merger may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. An executed counterpart received by telecopy shall have the same effect as an originally executed counterpart.

         4.2 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Plan of Merger and the Reorganization Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except if and only if, the Merger is consummated for the right of holders of PICOM Common Stock to receive the Holding Company Common Stock and cash in lieu of fractional shares as provided herein. For the purposes hereof, the parties shall mean Holding Company, INSCO and PICOM and shall not include other Person whatsoever, whether a stockholder, warrant holder, option holder, employee, officer, director or otherwise. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

         4.3 GOVERNING LAW. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.





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         4.4     SEVERABILITY.  Any term or provision of this Plan of Merger which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction. If any provision of this Plan of Merger is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         4.5 ASSIGNMENT. Neither this Plan of Merger nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.





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         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                        PROFESSIONALS INSURANCE COMPANY
                                        MANAGEMENT GROUP


                                        By  /s/ Victor T. Adamo
                                          ------------------------------------
                                        Name:  Victor T. Adamo
                                        Title: President and Chief Executive
                                                Officer

Attest:

/s/ Annette E. Flood
- --------------------------------
Name:  Annette E. Flood
Title: Secretary


                                        PICOM INTERIM INSURANCE COMPANY


                                        By  /s/ Victor T. Adamo
                                          ------------------------------------
                                        Name:  Victor T. Adamo
                                        Title: President

Attest:

/s/ Annette E. Flood
- --------------------------------
Name:  Annette E. Flood
Title: Secretary

                                        PICOM INSURANCE COMPANY


                                        By  /s/ Victor T. Adamo
                                          ------------------------------------
                                        Name:  Victor T. Adamo
                                        Title: President and Chief Executive
                                                Officer
Attest:

 /s/ Annette E. Flood
- --------------------------------
Name:  Annette E. Flood
Title: Secretary





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